Exhibit 10.8

CONFIDENTIAL SETTLEMENT AGREEMENT,
MUTUAL RELEASE AND COVENANT NOT TO SUE

This Confidential Settlement Agreement, Mutual Release and Covenant Not to Sue ("Agreement") is entered into this October 18, 2010 by and among Americas Energy Company-AECo ("the Company"), and RJCC Group 1, Inc. ("RJCC") on the other hand.

I. RECITALS

A. WHEREAS, on or about July 1, 2009, Company entered into a Purchase Agreement with RJCC (the "Agreement");

B. WHEREAS, after the Purchase Agreement was executed, the Company acquired certain of the assets of RJCC;

C. WHEREAS, by letter dated August 23, 2010, the Company confirmed that the payment structure (the "Promissory Note") was overly burdensome and would be beneficial to settle;

D. WHEREAS, the parties desire to settle, pursuant to the terms and conditions set forth herein below, all claims between them in any way related to the Purchase Agreement, the Finder's Fee Agreement letter, the relationship between the parties, any claim to commissions, finder's fees or other monetary consideration and wish to terminate any relationship which may have existed.

II. AGREEMENT

NOW, THEREFORE, the parties mutually agree as follows:

1.  Consideration. The Company shall:

A.  Initiate a share transfer on or about December 1, 2010, of 5,000,000 shares of restricted common stock, made payable to RJCC.

B.  Execute and deliver to RJCC a signed original of this Agreement.

2.  Consideration. RJCC shall:

A.  Execute and deliver to the Company a signed original of this Agreement, thereby fully and forever releasing the Company on the terms described in this Agreement;

B.  Accept 5,000,000 shares of restricted common stock as the sole monetary consideration for the execution of this Agreement and the release herein.

3.  Mutual Release of Claims.

A. Conditioned upon receipt of the consideration set forth in Section 1 hereof, the Company, on behalf of itself and on behalf of its affiliates, subsidiaries, officers, directors, employees, sales

3. Mutual Release of Claims.

A.  Conditioned upon receipt of the consideration set forth in Section 1 hereof, the Company, on behalf of itself and on behalf of its affiliates, subsidiaries, officers, directors, employees, sales personnel, agents, attorneys, accountants, insurers, representatives, successors and assigns, hereby releases and forever discharges the Company and past and present affiliates, subsidiaries, officers, directors, partners, principals, employees, attorneys, insurers, agents, servants, successors, heirs and assigns("the Released Parties"), from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which RJCC has, had or claims to have against any or all of the Released Parties, including but not limited to any and all claims which relate to, arise from, or are in any manner connected to i) the Purchase Agreement, ii) the Promissory Note and/or iii) any claimed commissions, "finder's fees" or other monetary consideration, whether accrued or not.

B.  Conditioned upon payment of the consideration set forth in Section 1 hereof, RJCC, on behalf of herself and her past and present partners, principals, employees, agents, servants, attorneys, insurers, representatives, affiliates, successors, heirs and assigns, hereby releases and forever discharges the Company and its respective agents, attorneys, accountants, insurers, successors and assigns, from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which the Company has, had, claims or could claim to have against RJCC, including but not limited to any and all claims which relate to, arise from, or are in any manner connected to to 1) the Purchase Agreement, ii) the Promissory Note and/or iii) any claimed commissions, "finder's fees" or other monetary consideration, whether accrued or not.

4.  Termination of Agreements. The parties hereto agree and confirm that, except for this Settlement Agreement, any and all agreements, written or oral, including but not limited to the to i) the Purchase Agreement, ii) the Promissory Note and/or iii) any claimed commissions, "finder's fees" or other monetary consideration, whether accrued or not, have already been and are terminated and are of no further force and effect. All parties hereto agree that none of the terms, conditions or obligations, if any, have survived termination, and that this Agreement supersedes any of the terms of such agreements. All parties expressly release each other from any continuing rights, duties and/or obligations under any agreements, and RJCC shall make no further claim for any compensation.

5.  Covenants.

A.  RJCC covenants and agrees that it will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise, against the Released Parties, or any of them, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to Section 3 of this Agreement.

B. The terms of this Agreement, and the very existence of this Agreement itself, shall remain strictly confidential. Each signatory to this Agreement individually covenants not to disclose any of the terms of this Agreement, whether generally or specifically, to any third party, except as may be required by a party's accountants or insurers, or by order of a court of competent jurisdiction. Each signatory further covenants that he or it will be personally liable for any and all damages that may be caused to any other party by his unauthorized disclosure of any of the terms of this Agreement.

6.  Agreement Not an Admission of Liability. The parties hereto agree and acknowledge that this Agreement is a compromise settlement of each party's disputed claims, and that the sums and covenants given in consideration of this Agreement, as well as the execution of this Agreement, shall not be construed to be an admission of liability on the part of any party with respect to the disputed matters set forth above.

7.  Parties to Bear Own Costs and Attorneys' Fees. Each party to this Agreement will bear its own costs, expenses, and claims to interest and attorneys' fees, whether taxable or otherwise, incurred in or arising out of, or in any way connected with the matters which are referenced or covered in the mutual releases referenced above or which were otherwise related to the subject of this Agreement.

8.  Entire Agreement. This Agreement represents and contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes any and all prior oral and written agreements and understandings. No representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter shall be relied upon by the parties except those contained herein. This Agreement may not be amended or modified except by an agreement signed by the party against whom enforcement of any modification or amendment is sought.

9.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

10.  Attorneys' Fees. In the event litigation is necessary to enforce a provision or provisions of this Agreement, all costs, expenses and attorneys' fees, whether taxable or not, shall be paid by the non—prevailing party or parties to the prevailing party or parties.

11.  No Assignment. The parties each represent and warrant to one another that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand covered by this Agreement.

12.  Heirs, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties' respective legal heirs, successors and assigns.

13.  Severability. Should any portion (word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain, unaffected.

For: Americas Energy Company-AECo

X /s/ Christopher L. Headrick	Dated:	10-15-2010
By: Christopher L. Headrick, President & CEO

X /s/ John W. Gargis, President	Dated:	10-15-2010
By: John W. Gargis